                                                             Exhibit 23.2(a)

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Tele-Communications, Inc.


We consent to the incorporation by reference in the registration statement (which is being filed pursuant to Rule 462(b)) on Form S-1 of Insight Communications Company, Inc. of our report, dated March 5, 1999, relating to the combined balance sheets of the TCI Insight Systems (as defined in Note 1 to the combined financial statements) as of October 31, 1998 and December 31, 1997, and the related combined statements of operations and parent's investment (deficit), and cash flows for the ten-month period ended October 31, 1998 and for each of the years in the two-year period ended December 31, 1997, which report appears in the registration statement (No. 333-78293) on Form S-1, as amended (Amendment No. 3).


                                                            KPMG LLP

Denver, Colorado
July 19, 1999